EXHIBIT (a)(2)

HOMESTORE, INC.

LETTER OF TRANSMITTAL

Participation Instructions:

1.	Complete this form, sign it, and fax it to Sharon Goldstein at (805) 557-2987 or deliver it to Homestore, Inc., Attention: Shareholder Services, 30700 Russell Ranch Road, Westlake Village, California 91362 as soon as possible, but in any event, BEFORE 5:00 P.M., PACIFIC DAYLIGHT TIME, ON AUGUST 23, 2002 (as such date may be extended by us as provided in Section 14 of the Offer to Exchange). If you mail this form, it must be postmarked on or before August 23, 2002, as such date may be extended as provided above.

2.	Ensure that you receive confirmation of receipt from Homestore within three business days.

      I am an employee or director of Homestore, Inc. or one of its subsidiaries (together, the “Company”). I have received and read the Offer to Exchange including the Summary Term Sheet that was emailed to me on July 26, 2002. I understand that I may cancel all options that were granted to me between August 5, 1999 and December 31, 2001 under the Homestore.com, Inc. 1999 Stock Incentive Plan (the “Homestore 1999 Plan”), the Move.com, Inc. 2000 Stock Incentive Plan, the 1997 Stock Incentive Plan of Cendant Corporation, Cendant Corporation Move.com Group 1999 Stock Option Plan, The Hessel 2000 Stock Option Plan, the Homewrite Incorporated 2000 Equity Incentive Plan or the Springstreet 1997 Stock Option Plan (collectively, the “Plans”). I also understand that if I cancel any of these options, I must cancel all such options granted under any of the Plans. In return, the Company will grant me a new option (the “New Option(s)”) to purchase shares equal to 10% of the number of exchanged options on the date that is six months and one day following the closing of the Offer to Exchange (the “Replacement Grant Date”), provided that I am still employed by the Company on that date. I understand that if any of these options to be exchanged are not in round lots of ten shares, those shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if I exchange 24 existing option shares, that number will be rounded up to 30 and I will receive New Options to purchase three (3) shares of Common Stock). The exercise price of the New Options will be equal to the closing price of the Company’s Common Stock on the Replacement Grant Date as reported by the Nasdaq National Market (or such other public trading system upon which the Company’s Common Stock is then traded). If there is no active market for the Company’s Common Stock on the Replacement Grant Date, I understand that the exercise price will be the fair market value of the Company’s Common Stock on the Replacement Grant Date as determined by the Company’s Board of Directors in good faith at the first meeting practicable after six months and one day from the expiration of this offer. I further understand that the New Options will vest in equal monthly proportions over a three-year period beginning on the Replacement Grant Date.

      I understand that my employment with Homestore is on an at-will basis and that nothing in the Offer to Exchange modifies or changes that, and that if my employment with Homestore or one of its subsidiaries is terminated by me or Homestore voluntarily, involuntarily, or for any reason or no reason after the expiration of the Offer but before my new option is granted, I will not have a right to any stock options that were previously cancelled, and I will not have a right to the grant that would have been issued on the Replacement Grant Date.

      I also understand that except for the exercise price and the change in the vesting start date, the vesting schedule and the vesting period described above, the terms and conditions of the New Options will be substantially similar to the options I am tendering for exchange.

      I further understand that I will not be eligible to receive any other stock options until the Replacement Grant Date.

      I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered with this letter of transmittal but not accepted for exchange will be returned to me.

      I have reviewed the list of my options set forth on the signature page to this letter of transmittal. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS LETTER OF TRANSMITTAL AFTER 5:00 P.M., PACIFIC DAYLIGHT TIME, ON AUGUST 23, 2002, UNLESS THE OFFER IS EXTENDED.

      I hereby acknowledge that this letter of transmittal consists of three pages and that I have received and read all three pages. I hereby make the following election with regard to my eligible option grants (please check):

☐	I hereby elect to cancel ALL outstanding options granted to me under any of the Plans between August 5, 1999 and December 31, 2001. (PARTIAL ELECTIONS ARE NOT PERMITTED.)

Dated:

Signature of Optionee [Last Name, First Name]

Stock Option Grants Eligible for Tender Offer

Name: Last Name, First Name

ID: [XXX-XX-XXXX]
Country Where Employed: [Country]

Number	Option Date	Plan	Type	Price	Granted	Exercised	Cancelled	Outstanding

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